Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Announces Second Quarter 2010 Highlights

and Financial Results

Key Regulatory Meetings Completed; Company Looks to Initiate Phase 3

Trials for Menerba

EMERYVILLE, Calif. – August 4, 2010 – Bionovo, Inc. (NASDAQ: BNVI) today announced second quarter highlights and financial results for the three months ended June 30, 2010.

“We have now had critical discussions with both the FDA and the EMA. Both agencies have provided guidance and requirements for marketing license approval of Menerba,” said Isaac Cohen, O.M.D., Bionovo’s Chairman and Chief Executive Officer. “We can now turn our attention to initiating pivotal clinical trials for Menerba by year end.”

“Any potential treatment for such a large indication as menopausal symptom alleviation will require careful consideration and review by the regulatory agencies,” said Mary Tagliaferri, M.D., Bionovo’s President and Chief Medical Officer. “The details of the regulatory agencies’ review will be particularly useful to a prospective partner for assessing the development costs and market potential of Menerba.”

Key Events To Date

•

The Company announced that it had received final guidance from the European Medicines Agency (EMA) in order to advance Menerba, the company’s lead drug candidate for menopausal symptoms, to Phase 3 clinical trials in Europe.

“The EMA guidance is an essential step in our clinical development of Menerba in Europe, and defines the regulatory and clinical path for eventual approval. We are eager to start our late stage pivotal studies for Menerba with this guidance in hand,” said Dr. Tagliaferri.

•

The Company has also had a meeting with the U.S. Food and Drug Administration (FDA) on the development of Menerba in the U.S. Earlier this month, the Company had a meeting with the FDA regarding Menerba’s Chemistry, Manufacturing and Controls (CMC) package.

“As a result of the meeting with the FDA, we are confident we can now satisfy all the details and requirements with the proposed CMC package. Unfortunately we cannot comment further on the meeting details until the FDA minutes are finalized”, said Dr. Isaac Cohen. “We have ongoing discussions with the FDA concerning the rest of the clinical development of Menerba that should conclude swiftly.”

•

The Company published a study in the Public Library of Science (PLoS) One, describing a novel model for thermoregulatory control with neurons that are differentiated from stem cells, and express native estrogen receptors. The company’s drug candidate, Menerba, an estrogen receptor beta selective modulator, was shown to regulate calcium influx, which is related to temperature regulation.

“This is a novel and valuable model for investigating thermoregulation. This study provides further explanation on how Menerba is able to control hot flashes,” said Isaac Cohen, Bionovo’s Chairman and Chief Executive Officer.

•

The Company announced the publication of results from a study demonstrating the three distinct classes of genes regulated by estrogen receptor beta (ERß). The results are published in the Journal of Biological Chemistry. This is an important discovery for future development of selective drugs regulating this pathway.

“Bionovo’s mission to discover and develop unique drugs for women’s health and cancer is further enriched by the discovery of the unique classes of genes regulated by ERß. We now know we can selectively regulate via the ERß genes similar to estrogen as well as enhance the activity of genes regulated independently by ERß. This opens the door for new cancer preventive drugs and inflammatory diseases afflicting women far more than men. It also further elucidates the potential need for multiple compounds pharmacologically causing gene activation of various classes of genes along a single path,” said Dr. Cohen.

•

The Company announced that it entered into a common stock purchase agreement with Aspire Capital Fund LLC, an Illinois limited liability company, which provides that, subject to certain conditions and limitations, Aspire Capital is committed to purchase up to an aggregate of $15.0 million of Bionovo shares of common stock over a two year term, based on prevailing market prices over a period preceding each sale.

“The intent of this agreement is to continue that strategy, to provide a flexible and fair source of committed capital, with a known cost - at market prices - and without warrant overhang. This agreement with Aspire meets that intent and provides the Company flexibility from a timing perspective and favorable terms,” said Tom Chesterman, Bionovo’s Senior Vice President and Chief Financial Officer.

Second Quarter Results

For the quarter ending June 30, 2010 total revenue was $14,000 compared with $7,000 for the same period in 2009. This revenue was the result of limited research services the Company performed for one customer. The Company does not expect to continue performing these services for the remainder of 2010.

Total operating expenses for the three months ending June 30, 2010 were $4.1 million compared to $4.1 million for the same period in 2009 and $4.7 million for the first quarter of 2010. Total operating expenses for the second quarter included the purchase of manufacturing supplies and raw materials and testing in support of the Menerba manufacturing process development. The Company expects operating expenses to increase in the last half of the year as clinical trials begin.

The Company reported a net loss for the three months ended June 30, 2010 of $4.1 million, or $0.04 per share, compared with a net loss of $4.1 million, or $0.05 per share, for the same period in 2009.

The Company ended the quarter with $6.9 million in cash, cash equivalents and short term investments, and began the quarter with $11.8 million. The cash balance at the end of the quarter reflects the cash expenses mentioned above combined with $1.0 million in capital equipment purchases during the year.

Conference Call

The Company will conduct a conference call and webcast to review the financial results and the Company’s plans for 2010 later today, Wednesday, August 4th, at 5:00 p.m. (Eastern).

Interested parties can access the call by dialing (877) 317-6789 or (412) 317-6789, or can listen via a live internet webcast, which can be found at http://bionovo.com/investors/events. A replay of the call will be available via webcast at http://bionovo.com/investors/events or by playback at (877) 344-7529 or (412) 317-0088, conference code 442845, through August 10, 2010.

About Bionovo, Inc.

Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, markets with significant unmet needs and billions in potential annual revenue. The Company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Financial Tables on Following Pages

Bionovo, Inc.

(A Development Stage Company)

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,		Accumulated from February 1, 2002 (Date of inception) to June 30,
	2010	2009	2010	2009	2010
Revenues	$14	$7	$14	$7	$1,194

Operating expenses:
Research and development	3,328	2,954	7,135	6,555	46,841
General and administrative	788	1,175	1,639	2,184	19,241
Merger cost	—	—	—	—	1,964

Total operating expenses	4,116	4,129	8,774	8,739	68,046

Loss from operations	(4,102)	(4,122)	(8,760)	(8,732)	(66,852)

Change in fair value of warrant liability	—	—	—	—	831
Interest income	6	16	14	70	2,088
Interest expense	(10)	(22)	(24)	(55)	(485)
Other expense	(14)	(6)	(11)	(85)	(177)

Net loss	$(4,120)	$(4,134)	$(8,781)	$(8,802)	$(64,595)

Basic and diluted net loss per common share	$(0.04)	$(0.05)	$(0.08)	$(0.12)	$(1.27)

Shares used in computing basic and diluted net loss per share	107,619	76,363	107,580	76,363	50,895

Bionovo, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,981	$2,799
Short-term investments	2,951	13,135
Receivables	49	251
Prepaid expenses	456	214
Other current assets	299	161

Total current assets	7,736	16,560
Property and equipment, net	6,445	6,197
Patent pending, net	1,085	822
Other assets	530	570

Total assets	$15,796	$24,149

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$352	$311
Accrued compensation and benefits	403	367
Current portion of lease obligations	247	476
Current portion of notes payable	62	59
Other current liabilities	968	823

Total current liabilities	2,032	2,036
Non-current portion of lease obligations	12	96
Non-current portion of notes payable	90	121

Total liabilities	2,134	2,253

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock $0.0001 par value, 190,000,000 shares authorized, 107,618,690 and 107,518,690 shares outstanding at June 30, 2010 and December 31, 2009, respectively	11	11
Additional paid-in capital	78,246	77,704
Accumulated other comprehensive loss	—	(5)
Accumulated deficit	(64,595)	(55,814)

Total shareholders’ equity	13,662	21,896

Total liabilities and shareholders’ equity	$15,796	$24,149

*	The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.